Exhibit 3.5

CERTIFICATE OF MERGER OF

VERIZON HOLDCO LLC, A DELAWARE LIMITED LIABILITY COMPANY

INTO

HAWAIIAN TELCOM COMMUNICATIONS, INC., A DELAWARE CORPORATION

Pursuant to Section 264 of the General

Corporation Law of the State of Delaware

Dated: May 2, 2005

Hawaiian Telcom Communications, Inc., a Delaware corporation, does hereby certify:

FIRST: The name and jurisdiction of formation or organization of each of the constituent entities which are to merge is as follows:

Name	Jurisdiction of Formation or Organization
Verizon HoldCo LLC	Delaware

Hawaiian Telcom Communications, Inc.	Delaware

SECOND: An Amended and Restated Agreement of Merger (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies and corporations pursuant to Section 18-209 of the Delaware Limited Liability Company Act and in accordance with Section 264 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving Delaware corporation is Hawaiian Telcom Communications, Inc.

FOURTH: The certificate of incorporation of Hawaiian Telcom Communications, Inc., as amended, shall be the certificate of incorporation of the surviving corporation.

FIFTH: The executed Merger Agreement is on file at 1177 Bishop Street, Honolulu, HI, 96813, the principal place of business of the surviving corporation.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any member of Verizon HoldCo LLC or to any stockholder of Hawaiian Telcom Communications, Inc.

IN WITNESS WHEREOF, an authorized officer of Hawaiian Telcom Communications, Inc. has caused this Certificate of Merger to be signed as of the date set forth above.

HAWAIIAN TELCOM COMMUNICATIONS, INC.,
a Delaware corporation

By:	/s/ Michael Ruley
	Name:	Michael Ruley
	Title:	Chief Executive Officer